Exhibit 3


                             JOINT FILING AGREEMENT


         The undersigned hereby agree that the Statement on Schedule 13D dated October 1, 2001 (the "Statement") with respect to shares of common stock, $0.001 par value per share of NUCO2 Inc. is, and any amendments thereto executed by each of us shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13(d)-1(k) under the Securities Exchange Act of 1934, as amended, and further agree that this Joint Filing Agreement be included as an exhibit to the Statement. Each of the undersigned agrees to be responsible for the timely filing of the Statement and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 4th day of October 2001.



                                    THE BOC GROUP INC.



                                    By: /s/ James P. Blake, Esq.
                                       -----------------------------------------
                                    Name:  James P. Blake, Esq.
                                    Title: General Counsel


                                    BOC GROUP PLC



                                    By: /s/  Nick Deeming
                                       -----------------------------------------
                                    Name:  Nick Deeming
                                    Title: Legal Director and Company Secretary



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